Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3 File No. 333-160399) and related Prospectus of Koppers Holdings Inc. for the registration of debt securities, common stock, preferred stock, and warrants and to the incorporation by reference therein of our report dated February 18, 2009 (except for Note 22 and the effects of adopting SFAS 160 in Note 3, as to which the date is September 4, 2009), with respect to the consolidated financial statements and schedule of Koppers Holdings, Inc., included in its Current Report (Form 8-K) dated September 4, 2009, and our report dated February 18, 2009 with respect to the effectiveness of internal control over financial reporting of Koppers Holdings Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

September 4, 2009